Exhibit 99.2

Press Release
Investor Relations Department Phone: 1-646-290-6400 TTC Group

FOR IMMEDIATE RELEASE

AROTECH PROVIDES 2013 GUIDANCE–
REVENUES OF $85-87 MILLION; EBITDA $2.9-3.4 MILLION EXPECTED

2012 results expected to be released on March 18

Ann Arbor, MI, January 23, 2013 – Arotech Corporation (NasdaqGM: ARTX) today provided guidance with respect to its full year 2013 results.

Based on current backlog, customer discussions and order expectations, Arotech expects that 2013 revenues will be in the range of $85 to $87 million. EBITDA for 2013 is expected to be between $2.9 million and $3.4 million.

Arotech expects to host its fourth quarter and year-end 2012 results conference call on Tuesday, March 19, 2013. Arotech will release its results on Monday, March 18, 2013 after the close of markets. Conference call details will be released closer to the event.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers and advanced zinc-air and lithium batteries and chargers. Arotech operates through two major business divisions: Training and Simulation, and Battery and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan and research, development and production subsidiaries in Alabama, Michigan and Israel.

CONTACT:

Victor Allgeier, TTC Group, (646) 290-6400, vic@ttcominc.com

Except for the historical information herein, the matters discussed in this news release, in particular the guidance with respect to anticipated financial results, include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.